                                                Filed pursuant to Rule 424(b)(3)
                                                   Registration Number 333-87486



PROSPECTUS

                            TRIKON TECHNOLOGIES, INC.

                             Shares of Common Stock

         We have prepared this prospectus to allow the selling stockholders we identify in this prospectus to sell up to 1,093,348 shares of our common stock. The selling stockholders acquired the shares in a private placement. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

         The shares offered by the selling security holders may be offered for sale from time to time in one or more transactions, including block trades, in the over the counter market, on NASDAQ, in privately negotiated transactions, or in a combination of any such methods of sale. The selling security holders may sell shares of common stock in amounts and at times determined by them. We have not been advised by the selling security holders of any present intention to sell shares. See "Plan of Distribution" beginning on page 12 for a more detailed description of how the shares of common stock can be sold.

         Our common stock trades on NASDAQ NMS under the symbol TRKN. The last sales price of our common stock on May 10, 2002 was $13.20.

         See "Risk Factors" beginning on page 4 for a discussion of certain factors you should consider before investing in our securities.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is May 13, 2002.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information electronically with the SEC. You may read and copy any of the reports, statements or other information that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20547.

         You can receive additional information about the operations of the SEC's Public Reference Rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available from the website maintained by the SEC at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This prospectus is part of a registration we filed with the SEC to register the common stock. It does not repeat important information that you can find in our Registration Statement or in the reports and other documents we file with the SEC. The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose important information to you by referring you to the other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supercede the information in this prospectus and the documents listed below. We incorporate by reference any documents we may file with the SEC in the future under Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 and the documents listed below:

         o Our annual report on Form 10-K for the year ended December 31, 2001, filed on March 22, 2002;

         o Our Proxy Statement on Schedule 14A for the 2002 Annual Meeting of Stockholders of Trikon Technologies, Inc., filed on April 22, 2002;

         o Our current report on Form 8-K dated April 16, 2002, filed on April 23, 2002; and

         o The description of our common stock contained in our Registration Statement on Form 8-A, filed on July 21, 1995 and amended on August 21, 1995 (Commission File No. 0-26482).

         You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address or number:

                  Trikon Technologies, Inc.
                  Attn:  William Chappell, Secretary
                  Ringland Way
                  Newport, Gwent NP18 2TA
                  United Kingdom
                  Telephone: 44 (0) 1633 414 000

         You should rely on the information incorporated by reference or provided in this prospectus or any amendment or supplement to this prospectus. We have not authorized anyone else to provide you with different or additional information. You should not assume that any information in this prospectus or any amendment or supplement in this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and certain information incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements included or incorporated by reference in this prospectus, other than statements that are purely historical are forward looking statements. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and other similar expressions or variations of such words are intended to identify these forward-looking statements.

         These forward-looking statements, which include statements about our development efforts in the field of low k dielectrics, acceptance of our technological innovations and products, the length and severity of the current downturn in the semiconductor industry, our capital requirements and funding sources, our ability to cut costs and manage the current downturn, our market size, share and demand, and our expectations and objectives regarding future expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

         All forward-looking statements included or incorporated by reference in this prospectus are based on information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statements. Shareholders are cautioned not to place undue reliance on such statements.

         The forward-looking statements and any expectations based on such forward-looking statements are subject to risks and uncertainties and other important factors, including, without limitation, the cyclical nature of the semiconductor industry, the long sales cycle and implementation periods, the acceptance of our technologies and products, our ability to respond to technological change, our dependence on a limited number of customers and other factors discussed under the heading "Risk Factors" and elsewhere in this prospectus. The reader should also consult the cautionary statements and risk factors listed from time to time in the reports we file with the Securities and Exchange Commission.

                                   THE COMPANY

         We design, manufacture, market and service a broad line of advanced production equipment used to manufacture semiconductor devices. Our products are used by our customers to manufacture silicon integrated circuits, compound semiconductor devices and circuits and optical waveguides. These circuits and devices are key components in most advanced electronic products, such as telecommunications devices, consumer and industrial electronics and computers.

         For the year ended December 31, 2001, approximately 52% of product sales were attributable to production equipment for silicon integrated circuits, and the remaining 48% of product sales were attributable to production equipment for compound semiconductor devices and circuits and optical waveguides.

         Management believes that our leading technologies for the low k (dielectric constant) and ultra low k markets represent a considerable opportunity for us. The use of low k materials is crucial to the development of faster and smaller integrated circuits. To that end, we have devoted a significant portion of our research and development budget to the development of low k tools, and, despite the downturn in the semiconductor industry, we increased spending on research and development in calendar year 2001 by 15% over the prior year.

         Our strategy is to expand our position as a leading provider of process solutions to the silicon semiconductor, compound semiconductor and emerging optical and micro-electromechanical systems markets, and includes the following key elements:

         Marketing solutions over a broad range of applications in the silicon and compound semiconductor end markets. We offer innovative products incorporating new technologies. Recently, we have invested significant research and development resources in the development of low-k CVD dielectric solution - a potentially sizable market opportunity within the silicon semiconductor end market. We believe that our ability to identify and provide leading edge solutions to key growth markets will be critical to ensuring our long-term success.

         Maintaining technological leadership. We devote significant resources to research and development programs. We are currently developing leading edge technology that addresses CVD deposited low-k dielectrics, PVD deposited barrier/liner/seed applications and advanced oxide/low-k etch applications for silicon integrated circuits. We are committed to improving systems and technologies and to develop new technologies and systems that compete effectively on the basis of total cost of ownership and performance.

         Leveraging existing strong customer relationships with silicon and compound semiconductor manufacturers located throughout North America, Europe and the Asia/Pacific region. We work closely with each customer to identify and address specific product requirements. We believe that timeliness of delivery along with the ability to service and support customers on an international basis has been and will continue to be critical to attracting and retaining our worldwide customer base.

         Offering lowest cost of ownership solutions for mature, non-critical processes. We believe that our solutions for these markets have a lower cost of ownership, which is attributed to factors such as efficient manufacturing processes, small factory footprint and low consumables.

         Our principal executive offices are located at Ringland Way, Newport, South Wales NP18 2TA, United Kingdom, and our telephone number is 44 (0) 1633.414.000.

                                  RISK FACTORS

You should carefully consider the following risk factors and other information contained or incorporated by reference in this prospectus before deciding to invest in our common stock. Investing in our common stock involves a high degree of risk. The risks and uncertainties described below may not be the only ones we face. If any of the following risks actually occur, our business could be harmed and the trading price of our common stock could decline, and you may lose all or part of your investment. Please see the "Special Note Regarding Forward-Looking Statements" on page 2 of this prospectus.

         The semiconductor industry is experiencing a downturn, which could harm our sales and profitability.

         We sell our products to the semiconductor industry, which is subject to sudden variations in product supply and demand. The industry is experiencing a downturn at this time, the length and severity of which are difficult to estimate, but the downturn is continuing through 2002 and may extend to 2003 and beyond. Our sales and revenues have been harmed by the current downturn.

         The timing, length and severity of these cycles are difficult to predict. In some cases, these cycles have lasted more than a year. Semiconductor manufacturers may contribute to these cycles by misinterpreting conditions in the industry and over- or under-investing in semiconductor manufacturing capacity and equipment. We have little ability to anticipate or respond effectively to these industry cycles.

         Downturns in the semiconductor industry often occur in connection with, or anticipation of, maturing product cycles for both semiconductor companies and their customers and declines in general economic conditions. Industry downturns have been characterized by reduced demand for semiconductor devices and equipment, production over-capacity and accelerated declines in average selling prices. During a period of declining demand, we must be able to quickly and effectively reduce expenses and motivate and retain key employees. Many of the our expenses are fixed and our ability to reduce other expenses in response to any downturn in the semiconductor industry is limited by our need for continued investment in engineering and research and development and extensive ongoing customer service and support requirements. In 2001, management reduced expenses but our ability to continue to cut costs is limited.

         In addition, the long lead time for production and delivery of our products, and the possibility of customer order cancellations, creates a risk that we may incur expenditures or purchase inventories for products which we cannot sell.

         Industry upturns have been characterized by abrupt increases in demand for semiconductor devices and equipment and production under-capacity. During a period of increasing demand and rapid growth, we must be able to quickly hire, train and assimilate a sufficient number of qualified personnel, particularly engineers, and obtain sufficient components in order to increase production to meet customer demand. If we are unable to increase production on a timely basis in times of increased demand some of our existing or potential customers could place orders with our competitors and, as a result, our financial results could suffer.

         If semiconductor manufacturers do not accept our technological solutions, our future growth will be limited.

         Our future growth also depends on the market's acceptance of our latest technological solutions, Flowfill(R), Low k Flowfill(TM) and Orion(TM). If these technologies are not accepted by semiconductor manufacturers, our business will be materially adversely affected.

         Our industry is subject to rapid technological change. We may not be able to forecast or respond to commercial and technical trends.

         The semiconductor industry and the semiconductor equipment industry are subject to rapid technological change and frequent introductions of enhancements to existing products, and if we are unable to develop and incorporate new technologies in our products, we will be unable to compete effectively and our business will be materially and adversely affected. Technological trends have had and will continue to have a significant impact on our business. Our results of operations and ability to remain competitive are largely based upon our ability to accurately anticipate customer and market requirements.

         Our success in developing, introducing and selling new and enhanced products depends upon a variety of factors, including:

            o  appropriate technology and product selection;

            o timely and efficient completion of product design and development;

            o timely and efficient implementation of manufacturing and assembly processes;

            o  effective sales and marketing;

            o  product performance in the field; and

            o  product support and service.

         We may not be able to accurately forecast or respond to commercial and technical trends in the semiconductor industry or respond to specific product announcements by our competitors. Our competitors may be developing technologies and products that are more effective than ours or that may achieve more widespread acceptance. In addition, we may incur substantial costs to ensure the functionality and reliability of our current and future products. If our products are unreliable or do not meet our customers' expectations, then reduced orders, higher manufacturing costs, delays in collecting accounts receivable or additional service and warranty expense could result. We may also experience delays and technical and manufacturing difficulties in future introductions or volume production of new systems or enhancements. Significant delays can occur between a product's introduction and the commencement of volume production of that product. Any of these events could negatively affect our ability to generate the return we intend to achieve on our investments in these new products.

         We must adapt our products for use with copper and copper processes, low k films and larger diameter wafers.

         Copper generally is expected to replace aluminum as the standard conducting material for many semiconductors. Not all of our products may be used with copper and copper processes. In particular, our Forcefill(R) product is not compatible with copper. If we fail to make our products compatible with copper and copper processes at the time our competitors offer copper compatible products, our revenues and market share will be negatively affected.

         Currently the physical characteristics of low k films make the manufacturing process significantly more difficult than with existing insulating materials and, as a result, device manufacturers have been slow to adopt the use of low k materials. Device manufacturers may find alternative methods to manufacture devices at smaller feature sizes, and forgo the development and use of low k materials. Also, there can be no assurance that the industry will adopt a CVD method for the deposition of low k films. Other technologies for which we do not manufacture equipment could also be use for the deposition of low k films. If we fail to continue to develop our low k CVD solution to achieve all the specifications required by devise manufacturers, or our competitors develop competing low k solutions, then our ability to grow our revenues and market share from these products would be negatively affected.

         The semiconductor industry also has historically moved to larger diameter wafers requiring new equipment as a strategy to reduce manufacturing costs. The maximum diameter of silicon wafers used in production is increasing from 200mm to 300mm. We are developing 300mm systems. There can be no assurance, however, that we will be able to complete the development of 300mm systems in time to meet market demand. If our current products or future 300mm systems are not competitive or available at the correct time, we may lose customers or fail to gain new business from potential customers, which would have a material adverse effect on our revenues and net earnings.

         Our operational results could be negatively affected by currency fluctuations.

         We are based in the United Kingdom, and most of our operating expenses are incurred in UK pounds. Our revenues, however, are denominated in US dollars and we report our financial results in US dollars. Accordingly, if the UK pound increases in value against the US dollar, our expenses as a percentage of revenues will increase and gross margins and net income will be negatively affected.

         We face competition or potential competition from many companies with greater resources than ours. If we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.

         Virtually all of our primary competitors in the silicon-based semiconductor equipment market are substantially larger companies and some of them have broader product lines than ours. They have well established reputations in the markets in which we compete, greater experience with high volume manufacturing, broader name recognition, substantially larger customer bases, and substantially greater financial, technical, manufacturing and marketing resources than we do. The dominant silicon-based semiconductor-equipment manufacturers may determine to enter, or attempt to increase their market share, in the compound semiconductor equipment market. In each market, we also face potential competition from new entrants, including established manufacturers in other segments of the semiconductor capital equipment market who may decide to diversify into our market segments of CVD, PVD and plasma etch.

         Semiconductor manufacturers may be loyal to their current semiconductor equipment supplier, which may make it difficult for us to obtain new customers.

         We believe that once a semiconductor manufacturer has selected a supplier's equipment for a particular fabrication line, the manufacturer often will continue to rely on that supplier's equipment for future requirements, including new generations of similar products. If we are unable to sell our products to potential customers who currently are using other suppliers' equipment, it could be difficult for us to increase our revenues or market share. Changing from one equipment supplier to another may be expensive and may require a substantial investment of resources by the customer. Accordingly, we may experience difficulty in achieving significant sales to a customer using another supplier's equipment. At the same time, however, we cannot assure you that our existing customers will continue to use our equipment in the future.

         Our products generally have long sales cycles and implementation periods, which increase our costs of obtaining orders and reduce the predictability of our earnings.

         Our products are technologically complex. Prospective customers generally must commit significant resources to test and evaluate our products and to install and integrate them into larger systems. In addition, customers often require a significant number of product presentations and demonstrations, in some instances evaluating equipment on site, before reaching a sufficient level of confidence in the product's performance and compatibility with their requirements to place an order. As a result, our sales process is often subject to delays associated with lengthy approval processes that typically accompany the design and testing of new products. The sales cycles of our products often last for many months or even years. Longer sales cycles require us to invest significant resources in attempting to make sales and delay the generation of revenue. In addition, we may incur significant costs in supporting evaluation equipment at our customers' facilities.

         Long sales cycles also subject us to other risks, including customers' budgetary constraints, internal acceptance reviews and cancellations. In addition, orders expected in one quarter could shift to another because of the timing of customers' purchase decisions. The time required for our customers to incorporate our products into their manufacturing processes can vary significantly with the needs of our customers and generally exceeds several months, which further complicates our planning processes and reduces the predictability of our operating results.

         We depend upon sole suppliers for certain key components.

         We depend on a number of sole suppliers for key components used in the manufacture of the our products. If we are unable to obtain timely delivery of sufficient quantities of these components, we would be unable to manufacture our products to meet customer demand, unless we are able to locate replacement components. Most significantly, our Sigma(R) fxP(TM) and Planar(TM) fxP(TM) systems are designed around an automation module supplied by Brooks Automation. Due to the high cost of these modules, we keep very few in inventory. If Brooks Automation fails to deliver the component on a timely basis, delivery of our Sigma(R) fxP(TM) and Planar(TM) fxP(TM) systems will be delayed and sales may be lost. If Brooks Automation is unable to deliver any such modules for a prolonged period of time, we will have to redesign our Sigma(R) fxP(TM) and Planar(TM) fxP(TM) systems so that we may utilize other wafer transport systems. There can be no assurance that we will be able to do so, or that customers will adopt the redesigned systems.

         Our final assembly and testing is concentrated in one facility.

         Our final assembly and testing activity is concentrated in our facility in Newport, United Kingdom. We have no alternative facilities to allow for continued production if we are required to cease production in our facility, as a result of a fire, natural disaster or otherwise. In such event we will be unable to produce any products until the facility is replaced. Any such interruption in our manufacturing schedule could cause it to lose sales and customers.

         We are subject to the risk of business interruptions from implementing a new enterprise resource planning system.

         We are in the process of implementing an enterprise resource planning system to integrate management information, purchasing, accounting and finance, sales, billing, payroll and benefits and regulatory compliance systems. While the major components of the system have been installed, we are still configuring part of this system. Significant interruption of our business resulting from post implementation issues, such as system response time, vendor software application code errors or system design and configuration problems, could result in delayed product deliveries or manufacturing inefficiencies, which could materially and adversely affect our financial condition and results of operations. In addition, the deployment of this system is a complex, time consuming and expensive process and will continue to require significant attention from management and other personnel resources, which may distract attention from oversight of day-to-day business. The diversion of management's attention and any difficulties associated with deploying the system could have a material adverse effect on revenues, levels of expenses and operating results.

         If we are unable to hire and retain a sufficient number of qualified personnel, our ability to manage growth will be negatively affected.

         Our business and future operating results depend in part upon our ability to attract and retain qualified management, technical, sales and support personnel for our operations on a worldwide basis. Competition for qualified personnel is intense, and we cannot guarantee that we will be able to continue to attract and retain qualified personnel. Our operations could be negatively affected if we lose key executives or employees or are unable to attract and retain skilled executives and employees as needed.

         Our ability to compete could be jeopardized if we are unable to protect our intellectual property rights from challenges by third parties.

         Our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trade secret, copyright and trademark laws, non-disclosure and other contractual agreements and technical measures to protect our proprietary rights.

         There can be no assurance that patents will be issued on our pending patent applications or that competitors will not be able to ascertain legitimately proprietary information embedded in our products that is not covered by patent or copyright. In such case, we may be precluded from preventing the competitor from making use of such information. In addition, should we wish to assert our patent rights against a particular competitor's product, there can be no assurance that any claim in any of our patents will be sufficiently broad nor, if sufficiently broad, any assurance that our patent will not be challenged, invalidated or circumvented, or that we will have sufficient resources to prosecute our rights.

         Claims or litigation regarding intellectual property rights could seriously harm our business or require us to incur significant costs.

         In recent years, there has been significant litigation in the United States in the semiconductor equipment industry involving patents and other intellectual property rights. There can be no assurance that infringement claims will not be asserted against us in the future nor that, if such claims are made, we would be able to defend against such claims successfully or, if necessary, obtain licenses on reasonable terms.

         Any claim that our products infringe proprietary rights of others would force us to defend ourselves and possibly our customers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their outcome, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could force us to do one or more of the following:

            o  lose or forfeit the Company's proprietary rights;

            o stop manufacturing or selling the Company's products that incorporate the challenged intellectual property;

            o obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms or at all and may involve significant royalty payments;

            o pay damages, including treble damages and attorney's fees in some circumstances; or

            o redesign those products that use the challenged intellectual property.

         If we are forced to take any of the foregoing actions, our business could be severely harmed.

         Our sales are characterized by low volume sales of high cost systems and we derive a significant percentage of our revenue from sales to a small number of customers. If we are not able to retain these customers, or if these customers reschedule, reduce or cancel orders, our revenues will be reduced and our financial results will suffer.

         To date our product sales have been highly concentrated, with approximately 32% of the our product revenues for year ended December 31, 2001 derived from sales to two customers, approximately 61% of our product revenues for year ended December 31, 2000 derived from sales to four customers and approximately 46% of our product revenues for the year ended December 31, 1999 derived from sales to three customers. We may not be able to retain our key customers or these customers may cancel purchase orders or reschedule or decrease their level of purchases from us. Any substantial decrease or delay in sales to one or more of our key customers could harm our sales and financial results. There can be no assurance that these customers will continue to purchase systems and technology from us at current levels, or at all. Sales to these large customers have varied significantly from year to year and will continue to fluctuate in the future. These sales also may fluctuate significantly from quarter to quarter.

         Our operations are subject to health and safety and environmental laws that may expose us to liabilities for noncompliance.

         We are subject to a variety of governmental regulations relating to the use, storage, discharge, handling, manufacture and disposal of all materials present at, or our output from, our facilities, including the toxic or other hazardous chemical by-products of our manufacturing processes. Environmental claims against us or our failure to comply with any present or future regulations could result in:

            o  the assessment of damages or imposition of fines against us;

            o  the suspension of production of our products; or

            o  the cessation of our operations.

         New regulations could require us to purchase costly equipment or to incur other significant expenses. Our failure to control the use or adequately restrict the discharge of hazardous substances could subject us to future liabilities, which could negatively affect our earnings and financial position.

         Any acquisitions we may make could disrupt our business and severely harm our financial condition.

         From time to time, we may consider investments in complementary companies, products or technologies. While we have no current agreements or specific plans to do so, we may acquire businesses, products or technologies in the future. In the event of any future acquisitions, we could:

            o issue stock that would dilute our current shareholders' percentage ownership;

            o  incur debt;

            o  assume liabilities;

            o incur amortization expenses related to goodwill and other tangible assets; or

            o  incur large and immediate accounting write-offs.

         Our operation of any acquired business will also involve numerous risks, including:

            o problems integrating the purchased operations, technologies or products;

            o unanticipated costs and liabilities for which we are not able to obtain indemnification from the sellers;

            o  diversion of management's attention from our core business;

            o adverse effects on existing business relationships with customers;

            o risks associated with entering markets in which we have no or limited prior experience; and

            o potential loss of key employees, particularly those of the purchased organizations.

         You may have difficulty protecting your rights as a shareholder and in enforcing civil liabilities because our executive offices and the majority of our assets are located outside the United States.

         Our principal assets and our manufacturing plants are located in the United Kingdom. In addition, most of the members of our management board, executive officers, and some of the experts named in this prospectus are residents of jurisdiction other than the United States. As a result, it may be difficult for investors to serve process within the United States upon members of our management, our executive officers and certain of our experts, or to enforce against us or them judgments of the United States courts, to enforce outside the United States judgments obtained against them in United States courts, or to enforce in United States courts judgments obtained against them in courts in jurisdictions outside the United States, in any action, including actions that derive from the civil liability provisions of the United States securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities that derive from the United States securities laws.

                                 USE OF PROCEEDS

         The shares offered hereby are being sold by the selling stockholders named herein and we will not receive any proceeds from such sales.

                            SELLING SECURITY HOLDERS

         The following table sets forth information we know regarding the beneficial ownership of our common stock held by the selling security holders as of April 29, 2002, and as adjusted to reflect the sale of common stock offered hereby. As of April 18, 2002, there were 13,985,624 shares of common stock outstanding.

         The selling security holders will sell shares of common stock in amounts, and at times, chosen individually by each of them. For purposes of preparing the table presented below, we have assumed that all securities offered hereby will be sold. We have not been advised by the selling security holders of any present intention to sell their shares.

                          Number of Shares                                                      Percentage of Total
                          Beneficially Owned                             Number of Shares       Outstanding Shares
Name of the Selling       Before the Offering    Number of Shares        Beneficially Owned     Beneficially Owned
Stockholder               (1)                    Offered                 After the Offering     after the Offering(2)
========================= ====================== ======================= ====================== ======================
Vertical Ventures         75,000                 75,000                  0                      --
Investments, LLC

Vertical International    120,000                120,000                 0                      --
Limited

Stonestreet Limited       43,478                 43,478                  0                      --
Partnership

Spinner Global            1,567,523(3)           49,000                  1,518,523              10.9%
Technology Fund, Ltd.

SDS Merchant Fund, LP     70,000                 70,000                  0                      --

Rocker Partners, L.P.     1,016,556              300,000                 716,556                5.1%

Radyr Investments         75,000                 75,000                  0                      --
Limited

Kopp Emerging Growth      350,000                150,000                 200,000                1.4%
Fund

Alpha Capital AG          60,870                 60,870                  0                      --

Amaranth Trading L.L.C.   150,0000               150,000                 0                      *

(1) Beneficial ownership is determined in accordance with the rules of the SEC.

(2)      Based upon outstanding shares of our common stock as of April 18, 2002.

(3) Includes 92,593 shares of our common stock issuable upon exercise of currently exercisable warrants

*        Represents less than 1%

         On April 17, 2002, we sold 1,093,348 shares of our common stock to the selling security holders. Prior to the consummation of such transaction, Spinner Global Technology Fund Ltd.'s interest in us exceeded 10% of our outstanding shares of common stock, and Rocker Partners, L.P.'s interest in us exceeded 5% of our outstanding shares of common stock. Other than Spinner Global Technology Fund Ltd. and Rocker Partners, L.P., the selling security holders did not have any material relationships with us at any time prior to the consummation of the private placement. This prospectus and the registration statement of which this prospectus is a part are being filed by us pursuant to registration rights we granted the selling security holders in connection with the private placement, and we are bearing all the related costs and expenses, other than any underwriting discounts, commissions, or fees, if any, attributable to the sale of the shares offered hereby, all of which will be borne by the selling security holders.

                              PLAN OF DISTRIBUTION

         The selling stockholders may sell the common stock from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may make these sales on one or more exchanges, in the over-the-counter market, through put or call options transactions relating to the shares, through short sales of such shares, in privately negotiated transactions or a combination of such methods of sale or otherwise, at prices and terms that are then-prevailing or at prices related to the then-current market price, fixed prices, varying prices determined at the time of sale or at negotiated prices. The selling stockholders will have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may use one or more of the following methods to sell the common stock:

         o a block trade in which the selling stockholder's broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

         o a broker or dealer may purchase the common stock as a principal and the resell the common stock for its own account pursuant to this prospectus;

         o an exchange distribution in accordance with the rules of the applicable exchange; and

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         To our knowledge, none of the selling stockholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus; however, the selling stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the supplement will disclose:

         o the name of each selling stockholder and of the participating broker-dealer(s);

         o        the number of shares involved;

         o        the price at which the shares were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o        other facts material to the transaction.

         In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

         The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers, and the selling stockholders, may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 (the "Exchange Act") and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

         We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         We will bear all costs, expense and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities in connection with their offering of the shares, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The law firm of McDermott, Will & Emery, 50 Rockefeller Plaza, New York, New York 10020 acted as our counsel in connection with the validity of the common stock offered hereby.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and Registration Statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

No dealer, sales representative or any other person has been authorized to give information or make any representation not contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


                                TABLE OF CONTENTS

                                                          Page

Where You Can Find More Information..........................1
Incorporation of Certain Information by Reference............1
Special Note Regarding Forward-Looking Statements............2
Risk Factors.................................................4
Use of Proceeds.............................................11
Selling Security Holders....................................11
Plan of Distribution........................................12
Legal Matters...............................................14
Experts.....................................................14




                                    1,093,348

                             Shares of Common Stock

                              TRIKON TECHNOLOGIES,

                                      INC.

                                -----------------

                                   PROSPECTUS

                                -----------------




                                  May 13, 2002